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                                                                     EXHIBIT 8.1



            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                  July 6, 2001




Cooper Industries, Ltd.
600 Travis, Suite 5800
Houston, Texas  77002

Ladies and Gentlemen:

                  We have acted as special tax counsel to Cooper Industries, Ltd., a Bermuda company ("Parent"), in connection with the reorganization (the "Reorganization") of Cooper Industries, Inc., an Ohio corporation (the "Company"), as described in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, on June 11, 2001, which includes the Merger, as defined and described in the Agreement and Plan of Merger, dated as of June 11, 2001 (the "Merger Agreement" and, together with the Registration Statement, the "Reorganization Documents"), among Parent, the Company, and Cooper Mergerco, Inc., an Ohio corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"). This opinion is being furnished to you at your request. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Reorganization Documents.

                  In connection with this opinion, we have examined the Reorganization Documents and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by the Company, Parent, Merger Sub, and their financial advisors, including representations and covenants set forth in a letter from the Company, Parent, and Merger Sub dated the date hereof, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and




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Cooper Industries, Ltd.
July 6, 2001
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corporate records that we have examined and the facts and representations concerning the Reorganization that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that, as of the effective date of the Merger, the fair market value of the Parent Class B Common Shares received by the Company pursuant to the Reorganization is equal to or greater than the fair market value of the Transferred Assets transferred in exchange therefor, and (iv) that the Merger will be consummated in accordance with the terms of the Merger Agreement and the Reorganization will be consummated as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant, including Notice 94-93, 1994-2 C.B. 563. It should be noted that statutes, regulations, notices, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

                  Although the discussion in the Registration Statement under the caption "Income Tax Consequences of the Reorganization - U.S. Federal Income Tax Consequences of the Reorganization" (the "Discussion") does not purport to discuss all possible United States federal income tax consequences of the Reorganization, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion and the application of the principles set forth in Notice 94-93, 1994-2 C.B. 563, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of the United States federal income tax matters discussed therein.



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Cooper Industries, Ltd.
July 6, 2001
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                  The opinion set forth above does not address all of the United
States federal income tax consequences of the Reorganization. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign, or other tax consequences of the Reorganization. Further, there can be no assurances that the opinion expressed herein will be accepted by the Service or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

                  This letter is furnished to you for use in connection with the Reorganization, as described in the Reorganization Documents, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                                     Very truly yours,

                                                     /s/ Skadden, Arps, Slate,
                                                         Meagher & Flom LLP